Exhibit 99.1

San Diego, California (June 9, 2008)

Royale Energy announces agreement for $4 Million dollar placement.

Royale Energy Inc (NASDAQ: ROYL) announces the signing of a definitive agreement for the private placement of common stock of approximately $4 Million dollars. Funds from the offering, expected to close later Monday, will be used for general working capital that will allow the company to accelerate drilling and development on several key projects ultimately leading to enhanced cashflow performance.

The shares being sold in the placement have not been registered under the Securities Act and may not be offered or sold without registration with the Securities and Exchange Commission, or under and applicable exemption. The terms of the agreement include the sale of 547,945 shares at $7.30 with warrants for an additional 191,781 shares at the same price.

J.P. Turner & Company held a key role in the placement by acting as agent for the placement to a single institutional investor.

Stephen Hosmer, the company’s Chief Financial Officer said “The increased working capital will open the door to increased activity in both the Rio Bravo and Moon Canyon [Uintah Basin] fields. We anticipate that rising inflation will lead to high costs of exploration, and therefore want to perform key exploration and development activity with all diligence.”

About the Company

Headquartered in San Diego, Royale Energy, Inc. is an independent energy company. The company is focused on development, acquisition, exploration, and production of natural gas and oil in California, Texas and the Rocky Mountains. It has been a leading independent producer of oil and natural gas for over 20 years. The company’s strength is continually reaffirmed by investors who participate in funding over 50% of the company’s new projects. Additional information about Royale Energy, Inc. is available on its web site at www.royl.com.

Forward Looking Statements

In addition to historical information contained herein, this news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company’s actual results to differ materially from those in the “forward-looking” statements. While the company believes its forward looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company’s control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Contact:

Royale Energy, Inc.
Chanda Idano, Director of Marketing & PR
619-881-2800
Fax 619-881-2899
chanda@royl.com
http://www.royl.com